Exhibit 10.9

                               FIRST AMENDMENT TO

                                VERSATILITY INC.

                       1996 EMPLOYEE STOCK PURCHASE PLAN

         This First Amendment (the "Amendment") to Versatility Inc. 1996 Employee Stock Purchase Plan (the "Plan") is dated and made effective as of May 22, 1997. The Plan was adopted by the Board of Directors of Versatility Inc. (the "Company") on September 30, 1996, and was approved by the stockholders of the Company (the "Stockholders") on September 30, 1996.

         Article 15 of the Plan permits the Board of Directors, from time to time, to adopt certain amendments to the Plan without approval of the Stockholders. On May 22, 1997, the Board of Directors adopted a resolution to amend the Plan to decrease the minimum length of employment requirement to be eligible to participate in the Plan from one year to six months.

         In accordance with the Board of Directors' action, the Plan is hereby amended as set forth in this Amendment.

         1. Article 3 is hereby amended by deleting the words "one year" in the third line thereof after the word "completed and before the words "of employment and substituting the words "six months" therefor.

         2. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Plan.

         3. Except as expressly modified by this Amendment, the Plan shall continue in full force and effect in accordance with its original terms and conditions.

This Amendment was duly adopted by the Board of Directors on May 22, 1997.